Exhibit 10

THIRD AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 6th day of March 2012 (“Closing Date”), but effective as of February 29, 2012, by and between SILICON VALLEY BANK (“Bank”) and WIRELESS RONIN TECHNOLOGIES, INC., a Minnesota corporation (“Borrower”).

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of March 18, 2010 (as the same has and may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank extend the Revolving Line Maturity Date and make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Although Bank is under no obligation to do so, Bank is willing to extend the Revolving Line Maturity Date and make certain other revisions to the Loan Agreement, all on the terms and conditions set forth in this Amendment, so long as Borrower complies with the terms, covenants and conditions set forth in this Amendment in a timely manner.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment, including its preamble and recitals, shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.1.2 (Letters of Credit Sublimit). Section 2.1.2 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

2.1.2 Letters of Credit.

(a) Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Three Hundred Thousand Dollars ($300,000).

(b) If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the Dollar Equivalent (or 110% if the Dollar Equivalent is denominated in Foreign Currency) of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

(e) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.2 Section 2.1.3 (Foreign Exchange Sublimit). Section 2.1.3 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

2.1.3 [Intentionally Omitted].

2.3 Section 2.1.4 (Cash Management Services Sublimit). Section 2.1.4 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

2.1.4 [Intentionally Omitted].

2.4 Section 2.2 (Overadvances). Section 2.2 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

2.2 Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base (the amount of such excess amount being an “Overadvance”), Borrower shall immediately pay to Bank in cash such excess. Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.5 Section 2.4 (Fees). Section 2.4(d) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(d) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable monthly, in arrears, on a calendar year basis, in an amount equal to one quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Line; provided, however, that for any calendar month in which the outstanding balance of the Revolving Line is greater than Five Hundred Thousand Dollars ($500,000) on each day in such calendar month, as determined by Bank, in it reasonable discretion, the Unused Revolving Line Facility Fee shall be Zero Dollars ($0) for such calendar month. The unused portion of the Revolving Line, for purposes of this calculation, shall equal the difference between (x) the Revolving Line amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder, including during any Streamline Period;

2.6 Section 4.1 (Grant of Security Interest). Section 4.1 of the Loan Agreement is hereby amended by adding the following new paragraphs immediately after the first paragraph as follows:

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (x) all

Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to 105% of the Dollar Equivalent (or 110% if the Dollar Equivalent is denominated in Foreign Currency) of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

2.7 Section 4.2 (Priority of Security Interest). Section 4.2 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

2.8 Section 6.6 (Access to Collateral; Books and Records). Section 6.6 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

6.6 Access to Collateral; Books and Records. At reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and audit and copy Borrower’s Books. During any Streamline Period and unless an Event of Default has occurred and is continuing, such inspections or audits shall be conducted no more often than once every twelve (12) months (or more frequently as Bank shall determine conditions warrant, in its sole discretion). Borrower hereby acknowledges that the Bank’s annual audit for the 2012 fiscal year will be conducted not later than June 15, 2012. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefore shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

2.9 Section 6.9 (Financial Covenants). Section 6.9(a) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(a) Tangible Net Worth. Commencing with the month ended February 29, 2012 and on the last day of each month thereafter, a Tangible Net Worth of at least Four Million Dollars ($4,000,000), plus (i) commencing with the quarter ending March 31, 2012 and each quarter thereafter, seventy-five percent (75%) of Borrower’s quarterly Net Income (without reduction for any losses), plus (ii) seventy-five percent (75%) of all proceeds received from the issuance of equity and/or the principal amount of all Subordinated Debt incurred, in each case, after the Second Supplemental Effective Date.

Provided there are no outstanding Credit Extensions under the Revolving Line, the failure of Borrower to maintain the minimum Tangible Net Worth set forth above shall not constitute an Event of Default hereunder; provided that no Credit Extensions (other than the Lease Letter of Credit) shall be made until Borrower maintains the minimum Tangible Net Worth set forth above, as determined by Bank, in its sole discretion.

2.10 Section 9.1 (Rights and Remedies). Section 9.1(c) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(c) for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to 105% of the Dollar Equivalent (or 110% if the Dollar Equivalent is denominated in Foreign Currency) of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

2.11 Section 10 (Notices). Section 10 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and delivered or sent by facsimile at the address or facsimile numbers listed below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below. Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, deliver to Bank by Borrower at the email address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise permitted in this Section 10).

If to Borrower:	Wireless Ronin Technologies, Inc.
5929 Baker Road
Suite 475
Minnetonka, Minnesota 55372
Attn: Mr. Darin McAreavey
Fax: (952) 564-3525
Email: dmacareavey@wirelessronin.com

If to Bank:	Silicon Valley Bank
1550 Utica Ave South
Suite 700
St. Louis Park, Minnesota 55416
Attn: Adam Glick
Fax: (952) 417-9330
Email: aglick@svb.com

2.12 Section 12.9 (Survival). Section 12.9 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

12.9 Survival.

All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements. The obligation of Borrower in Section 12.3 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

2.13 Section 13 (Definitions).

(a) The following terms and their respective definitions set forth in Section 13.1 of the Loan Agreement are hereby amended by deleting each in its entirety and replacing each with the following:

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.

“Credit Extension” is any Advance or any other extension of credit by Bank for Borrower’s benefit under this Agreement.

“FX Forward Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Letter of Credit Application” is defined in Section 2.1.2(b).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(e).

“Loan Documents” are, collectively, this Agreement, the Warrant, the Perfection Certificate, the IP Agreement, the Pledge Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Revolving Line Maturity Date” is March 13, 2013.

(b) The following terms and their respective definitions are hereby added in alphabetical order to Section 13.1 of the Loan Agreement as follows:

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Second Supplemental Effective Date” is February 29, 2012.

(c) The defined terms “Cash Management Services”, “FX Business Day”, “FX Reduction Amount”, and “Settlement Date”, set forth in Section 13.1 of the Loan Agreement and all references thereto in the Loan Agreement are hereby deleted in their entirety.

3. Compliance Certificate. From and after the Closing Date, Exhibit B of the Loan Agreement is replaced in its entirety with Exhibit B attached hereto and all references in the Loan Agreement to the Compliance Certificate shall be deemed to refer to Exhibit B attached hereto.

4. Limitation of Amendments.

4.1 The amendments set forth in Sections 2 and 3 above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

4.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.3 In addition to those Events of Default specifically enumerated in the Loan Documents, the failure to comply with the terms of any covenant or agreement contained herein shall constitute an Event of Default and shall entitle the Bank to exercise all rights and remedies provided to the Bank under the terms of any of the other Loan Documents as a result of the occurrence of the same.

5. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default, has occurred and is continuing;

5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The organizational documents of Borrower delivered to Bank on the Effective Date are true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

5.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Prior Agreement. The Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. This Agreement is not a novation and the terms and conditions of this Agreement shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Agreement and the terms of such documents, the terms of this Agreement shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

7. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Borrower’s payment of an amendment fee in an amount equal to Ten Thousand Dollars ($10,000), and (c) payment of all Bank’s legal fees and expenses in connection with the preparation and negotiation of this Amendment and the other Loan Documents.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK

SILICON VALLEY BANK

By:	/s/ Adam Glick
Name: Adam Glick
Title: Relationship Manager

BORROWER

WIRELESS RONIN TECHNOLOGIES, INC.

By:	/s/ Darin McAreavey
Name: Darin McAreavey
Title: CFO

EXHIBIT B

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:
FROM: WIRELESS RONIN TECHNOLOGIES, INC.

The undersigned authorized officer of Wireless Ronin Technologies, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited)	FYE within 120 days	Yes No
10-Q, 10-K, and 8-K	Within 5 days after filing with SEC
A/R & A/P Agings, Inventory reports, Deferred revenue reports and general ledger	Weekly (Monthly within 15 days during a Streamline Period)	Yes No
Transaction Reports	Weekly (Monthly within 15 days during a Streamline Period) and with each request for a Credit Extension	Yes No
Board Projections	30 days prior to FYE and as amended	Yes No

The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”)

Financial Covenants	Required	Actual	Complies
Maintain at all times (certified monthly):
Minimum Tangible Net Worth	$4,000,000 plus (i) commencing with the quarter ending March 31, 2012 and each quarter thereafter, 75% of Borrower’s quarterly Net Income (without reduction for any losses), plus (ii) 75% of all proceeds received from the issuance of equity and/or the principal amount of all Subordinated Debt incurred, in each case, after the Second Supplemental Effective Date	$	Yes No

The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

WIRELESS RONIN TECHNOLOGIES, INC	BANK USE ONLY

By _____________________	Received by: _____________________
Name:	AUTHORIZED SIGNER
Title:	Date: _________________________

Verified: ________________________
AUTHORIZED SIGNER
Date: _________________________

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

Dated:

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

I. Tangible Net Worth (Section 6.9(a))

Required:

Commencing with the month ended February 29, 2012 and on the last day of each month thereafter, a Tangible Net Worth of at least Four Million Dollars ($4,000,000), plus (i) commencing with the quarter ending March 31, 2012 and each quarter thereafter, seventy-five percent (75%) of Borrower’s quarterly Net Income (without reduction for any losses), plus (ii) seventy-five percent (75%) of all proceeds received from the issuance of equity and/or the principal amount of all Subordinated Debt incurred, in each case, after the Second Supplemental Effective Date.

Actual:

	September 30,	September 30,
A.	Aggregate value of total assets of Borrower and its Subsidiaries	$
B.	Aggregate value of goodwill of Borrower and its Subsidiaries	$
C.	Aggregate value of intangible assets of Borrower and its Subsidiaries	$
D.	Aggregate value of notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates of Borrower and its Subsidiaries	$
E.	Aggregate value of any reserves not already deducted from assets	$
F.	Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness but excluding all other Subordinated Debt	$
G.	Value of line A, minus line B, minus line C, minus line D, minus line E, minus line F)	$

Is line G equal to or greater than the required amount set forth above?

No, not in compliance	Yes, in compliance

Provided there are no outstanding Credit Extensions under the Revolving Line, the failure of Borrower to maintain the minimum Tangible Net Worth set forth above shall not constitute an Event of Default hereunder; provided that no Credit Extensions (other than the Lease Letter of Credit) shall be made until Borrower maintains the minimum Tangible Net Worth set forth above, as determined by Bank, in its sole discretion.